SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                 FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                  OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                 OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934


                     SOUTHERN SECURITY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
              (Exact name of Small Business Issuer in its Charter)

                                File No. 0-22911



         Delaware                                        65-0325364
--------------------------------------------------------------------------------
 (State of Other Jurisdiction of                       I.R.S. Employer
  Incorporation or Organization                       Identification No.


 278-A New Dorp Lane, Staten Island, New York            10306-3036
--------------------------------------------------------------------------------
 Address of Principal Executive Office)                  (Zip code)

                                  718-667-9117
                           --------------------------
                            Issuer's Telephone Number

Securities to be registered under Section 12(b) of the Act:

      Title of each Class                      Name of each Exchange on which
      to be so Registered                      each Class is to be Registered




Securities to be registered pursuant to Section 12(g) of the Act:

        Shares of Class A Voting Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                                (Title of class)

PART I

Item 1. Description of Business
--------------------------------

     Southern Security Financial Corporation (the "Registrant") was organized under the Delaware Corporation Law on October 4, 1996 by Mega Holding Corp., a Delaware corporation ("Mega"). Mega capitalized the Registrant by purchasing 602,500 shares of the Registrant's Class A Voting Common Stock, par value $.01 per share (the "Class A Stock") for $6,525. In July, 1997, Mega distributed 160,000 shares of Class A Stock to its shareholders, pro rata, in accordance with their holdings of the common stock of Mega, distributed 340,000 shares of Class A stock to officers, directors and consultants in partial consideration for services rendered to Mega and retained 102,500 shares of Class A Stock. In November, 1997, the Registrant reverse split its issued and outstanding shares in the ratio of 2.352707 so that there are at present 602,500 shares outstanding. (See "Principal Stockholders.")

     To date, the Registrant has had no business operations, has no employees and has generated no revenues.

     The Registrant's plan of operation is to become a shell corporation with 602,500 shares of Class A Stock of record and such class of equity securities registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and then to merge (the "Merger") with Southern Security Bank Corporation, a Florida bank holding company ("SSBC"), with the Registrant being the surviving corporation, but under the name "Southern Security Bank Corporation" and with the board of directors and management of SSBC. As a result of the Merger, the holders of the shares of Class A Stock immediately prior to the Merger would receive less than 5% of the outstanding equity securities of SSBC and the holders of the equity securities of SSBC would receive more than 95% of the outstanding equity securities of the Registrant immediately after the Merger.

     SSBC has advised the Registrant that if the Registrant is able to position itself in a timely manner as a "clean" shell corporation, with its Class A Stock registered under Section 12(g) of the Exchange Act and held by at least 279 shareholders, then SSBC will enter into an appropriate merger agreement satisfactory to it for the following purposes: (i) to cause the shareholders of SSBC immediately prior to the Merger to receive more than 95% of the outstanding equity securities of the surviving corporation; (ii) to cause SSBC to be reincorporated under the Delaware Corporation Law; (iii) to cause the number of shareholders of Class A Voting Common Stock of SSBC to be increased from approximately 100 to approximately 379 holders of Class A Stock of the surviving corporation; and (iv) to cause the surviving corporation to have the Class A Stock registered under Section 12(g) of the Exchange Act. The management of SSBC has advised the Registrant that if the Merger is consummated, it will cause the Registrant to file a Form 8-K Report with the Securities and Exchange Commission in order appropriately to disclose the effect of the Merger on the Registrant and to disclose the nature and operations of the Registrant on a pro forma basis. A copy of the proposed merger agreement is attached as an exhibit to this registration statement. It is contemplated that the merger agreement will be executed soon after the filing of this amendment to this registration statement (the "Registration Statement") and that filings with the states of Delaware and Florida will follow as soon as practical thereafter.

     If the Merger is not consummated, the Registrant may seek to effect a similar merger with some other entity under similar terms or, if it is unable to do so, it may dissolve. The Registrant has made no plans for that contingency. If the Merger is not consummated, the Registrant will file an amendment to the Registration Statement setting forth its intentions. In addition, the Registrant will mail a notice to its shareholders informing them of the failure to consummate the Merger and its contingency plans.

     The Registrant has had no discussions with nor are there any agreements or understandings with any consultant. The Company's officers, directors, promoters and their affiliates have not used particular consultants or advisors in the past; and, as a result, there is no probability that any such officer, director, promoter or affiliate will recommend the use of a particular consultant by the Registrant. The Registrant has not established any criteria for the retention of independent consultants nor does it intend to.

     The Registrant is subject to the informational requirements of the Exchange and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Registrant can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, New York, New York 10007; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. In the event the Registrant's reporting obligations under the Securities Exchange Act is suspended, the Registrant intends, nonetheless, to file periodic reports with the Commission.

     The Registrant will not make any loans in connection with the Merger. The Company has no present intention of offering its securities by placements of restricted stock or through a public offering of its securities, but may do so after the Merger.

     The Company will not borrow funds and use the proceeds therefrom to make payments to its promoters, management or their affiliates or associates. The Merger does not involve a related party transaction in that the Registrant's management or promoters or their affiliates have no interest in the transaction nor will they derive any pecuniary benefit from the transaction aside from any stockholders they may have in the Registrant. There is no possibility that this policy will be changed. Pursuant to the Merger Agreement, SSBC will own a controlling interest in the Registrant subsequent to the execution of that agreement.

     Pursuant to the Merger Agreement, no shares presently held by officers or directors will be sold and no such sale has been negotiated or will any officer or director consent to such a sale. This policy is based on an oral understanding among the officers and directors of the Registrant. No arrangements or understandings exist under which non-management shareholders directly or indirectly influence or participate in the Registrant's affairs. No finders' fees are payable in cash or in securities in connection with the Merger either from the Registrant or from SSBC.

     The Registrant intends to provide its shareholders with complete disclosure documentation including audited financial statements concerning the Merger.

Item 2. Management's Discussion and Analysis of Financial Condition and
Plan of Operation
--------------------------------------------------------------------------------

     Results of Operations for the period, October 4, 1996, inception, to June 30, 1997
--------------------------------------------------------------------------------

     Reference is made to the information contained in "Item 1. Description of Business" which is incorporated herein by reference.

     If the Merger is completed within the next twelve months, in the opinion of Management, the Registrant will have sufficient cash available from its capital contributions to fund its cash requirements until the Merger is consummated as the Registrant has no plans to hire employees, lease premises or to undertake any business operations prior to the consummation of the Merger.

Item 3. Description of Property
-------------------------------

     The Registrant owns no property or equipment. It occupies premises leased by its major shareholder, Mega.


Item 4. Security Ownership of Certain Beneficial Owners and Management
----------------------------------------------------------------------

     (a) Securities Ownership of Certain Beneficial Owners
     -----------------------------------------------------

     As of June 30, 1997, the following persons were known by the Registrant to own of record or beneficially more than five (5%) of the voting interests of the Registrant. Subject to the voting powers, if any, granted to holders of Preferred Stock, and except as may otherwise be required by law, the Class A Stock shall have the exclusive right to vote for the election of directors and for all other purposes; and each holder of Class A Stock shall be entitled to one vote for each share held.

                   Name and Address of    Amount and Nature of    Percent
Title of Class       Beneficial Owner     Beneficial Ownership    of Class
--------------     -------------------    --------------------    --------

Shares of Class     Mega Holding Corp. (4)(5)    43,567            17.0%
A Stock             278-A New Dorp Lane
                    Staten Island, NY

Shares of Class     Thomas Abate (1)             51,005            19.9%
A Stock             278-A New Dorp Lane
                    Staten Island, NY

Shares of Class     James Paulsen (2)            15,302             5.9%
A Stock             278-A New Dorp Lane
                    Staten Island, NY

Shares of Class     TGJ Associates (3) (6)       20,827             8.1%
A Stock             231 Clarke Avenue
                    Staten Island, NY

----------------------

     1. Includes 5,313 as joint tenant with Renee Abate; 797 shares as custodian for Amanda Alexander; 797 shares as custodian for Megan Abate; 797 shares as custodian for Samantha Alexander; and 797 shares as custodian for James Abate. Mr. Abate has sole investment power and sole voting power over these shares.

     2. Includes 1,328 shares as joint tenant with Judith Paulsen. Mr. Paulsen has sole investment power and sole voting power over these shares.

     3. Of the Shares of Common Stock owned by TGJ Associates, 9,776 shares are beneficially owned by Thomas Abate and 9,776 shares are beneficially owned by James Paulsen. Messrs. Abate and Paulsen have shared investment power and shared voting power of these shares.

     4. Mega Holding Corp. is a Small Business Issuer and a reporting company pursuant to the Exchange Act.

     5. Mega Holding Corp. is a mortgage broker, a provider of business and consulting services, a marketer of companies used in "reverse acquisitions" and a company which forms subsidiaries to be spun-off for acquisitions or mergers.

     6. TGJ is a shareholder of Mega Holding Corp. It is otherwise inactive.

     (b)  Securities  Ownership  of  Management
     ------------------------------------------

     Nancy Montanaro, President and Silvio Codispoti, Secretary/Treasurer, the officers and directors of the Registrant, own the number of shares set forth after their names.

                    Name and Address of    Amount and Nature of    Percent
Title of Class        Beneficial Owner     Beneficial Ownership    of Class
---------------     -------------------    --------------------    --------

Shares of Class      Nancy Montanaro(7)         1,700                0.7%
A Stock              278-A New Dorp Lane
                     Staten Island, NY

Shares of Class      Silvio Codispoti(8)        4,675                1.8%
A Stock              278-A New Dorp Lane
                     Staten Island, NY

All officers and
directors as a
group (2 persons)                               6,375                8.8%
-------------------

     7. Includes 372 shares as joint tenant with Paul Montanaro. Mrs. Montanaro has sole investment power and sole voting power over these shares.

     8. Includes 26 shares as joint tenant with Dina Codispoti; 26 shares as joint tenant with Denis Codispoti; and 213 shares as joint tenant with Florence Codispoti. Mr. Codispoti has sole investment power and sole voting power over these shares.

Item 5. Directors, Executive Officers, Promoters and Control Persons
--------------------------------------------------------------------

     The following sets forth certain information concerning the directors and executive officers of the Registrant. All directors hold office for a one year term or until their successors are elected and have qualified. The officers serve at the discretion of the board of directors.

    Name               Age          Position                         Since
    ----               ---          --------                         -----
Nancy Montanaro (1)    25           President and a Director         1996

Silvio Codispoti (1)   54           Secretary and a Director         1996
--------------------
(1) Promoter of the Registrant

     Nancy Montanaro has served as administrative secretary of Mega Holding Corp. since 1995. From January 1994 to January 1995, she was an associate for Dean Witter Reynolds on the trading floor of The New York Commodities Exchange.

     Silvio Codispoti has, since 1991, served as Senior Vice-President of Mega Holding Corp. Prior thereto, he was Vice-President in the Commercial Lending Department of National Westminster Bank where he was employed for over 30 years.

     Management spends only as much time on the Registrant's business as required to negotiate the Merger and to prepare and review documents related thereto, including but not limited to, the Merger Agreement and the Registration Statement. No securities will be issued to management of the Registrant in connection with the Merger. In the opinion of management of the Registrant, there are no conflicts of interest as there are no related party transactions related to the Merger. No additional securities will be issued prior to the Merger. No member of management nor any promoter or affiliate is promoting any "blank check" companies nor has have they promoted any blank check company in the past. In the opinion of management, the Registrant will not be subject to regulation under the Investment Company Act of 1940 as a result of the Merger. Pursuant to the Merger Agreement, present management intends to appoint the present board of directors of SSB as directors of the Registrant and thereafter to resign after the execution of that agreement.

     Neither, management nor promoters of the Registrant or their affiliates have taken any steps to require or encourage any broker-dealer to act as a market maker for the Company' securities nor have there been any preliminary discussion or understandings with any broker-dealer or any consultant acting on behalf of a broker-dealer.

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission pursuant to the Securities Enforcement and Penny Stock Reform Act of 1990. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Item 6. Executive Compensation
------------------------------

     The following table sets forth certain information concerning the compensation paid or accrued by the Registrant for services rendered during the period from inception, October 4, 1996 to June 30, 1997 to the President of the Registrant and to other Officers and Directors receiving greater than $100,000 in salary and bonus.

                           SUMMARY COMPENSATION TABLE
                 Annual Compensation    Long Term Compensation
                                       Awards                Payouts

--------------------------------------------------------------------------------
(a)        (b)    (c)     (d)    (e)      (f)      (g)      (h)        (i)
Name                            Other     Res-                         All
and                             Annual  tricted                       Other
Principal                       Compen-  Stock    Options   LTIP     Compen-
Position  Year  Salary   Bonus  sation   Awards    SARs    Payouts   sation
                  ($)     ($)    ($)      (#)      (#)      ($)        ($)

--------------------------------------------------------------------------------
Nancy      *     -0-     -0-    -0-      -0-       -0-      -0-       -0-
Montanaro,
President
-------------------------------
*from inception, October 4, 1996 to June 30, 1997


     The Registrant has not adopted an option plan and has issued no options since its formation.

     The Registrant has no standard arrangements pursuant to which its Directors are compensated for services provided as a director. The Registrant has no other arrangements pursuant to which any director was compensated during the period since its inception for any service to the Registrant as a director. The Registrant has no employment contract with respect to any executive officer that has resulted or will result in any payments to be received from the Registrant based on the resignation, retirement or any other termination of such executive officer's employment with the Registrant or from a change in control of the Registrant or a change in such executive officer's responsibilities following any change of control.

Item 7. Certain Relationships and Related Transactions
------------------------------------------------------

     The Registrant, a Delaware corporation, was formed on October 4, 1996. In October, 1996, it issued 602,500 shares of Class A Voting Common Stock, $.01 par value per share, (the "Class A Stock") to Mega in consideration of $6,525. Mega distributed 120,000 shares to Thomas Abate (includes shares in joint or custodial tenancy of which he claims beneficial ownership); 36,000 shares to James Paulsen (includes shares in joint tenancy of which he claims beneficial ownership); 4,000 shares to Nancy Montanaro (includes shares in joint tenancy of which she claims beneficial ownership); 11,000 shares to Silvio Codispodi, Secretary, Treasurer (includes shares in joint tenancy of which he claims beneficial ownership); and 49,000 shares to TGJ Associates of which 23,000 shares are beneficially owned by Thomas Abate and 23,000 shares are beneficially owned by James Paulsen. In addition, 120,000 shares were transferred to consultants in consideration of services rendered to Mega. Mega distributed, as a dividend, 160,000 shares to its shareholders in proportion to their holdings.

Item 8. Description of Securities
---------------------------------

     The authorized capital stock of the Registrant consists of 30,000,000 shares of Class A Voting Common Stock, par value $.01 per share; 5,000,000 shares of Class B Non-Voting Common Stock, $.01 par value per share (the "Class B Stock"); and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

     Shares of Class A Stock
     -----------------------

     602,500 Shares of Class A Stock are outstanding. Stockholders (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Registrant's Board of Directors; (ii) are entitled to share ratably in all assets of the Registrant available for distribution to shareholders upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) subject to the voting powers, if any, granted to the holders of Preferred Stock, and except as may otherwise be required by law, the Class A Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and each holder of Class A Stock shall be entitled to one vote for each share held. All Shares of Class A Stock now outstanding are fully paid and nonassessable.

     Stockholders do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding Common Shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and in such event, the holders of the remaining Shares of Common Stock will not be able to elect any of the Registrant's Directors.

     Shares of Class B Stock
     -----------------------

     No Shares of Class B Stock are outstanding. Class B stockholders (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Registrant's Board of Directors; (ii) are entitled to share ratably in all assets of the Registrant available for distribution to shareholders upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and, (iv) except as may be otherwise required by law, the Class B Stock shall have no voting rights on any matter. Each share of Class B Stock converts to a share of Class A Stock upon the happening of certain specified events.

     Preferred Stock
     ---------------

     The Registrant has issued no shares of Preferred Stock. The Board of Directors of the Registrant has the authority, without further action by the holders of the outstanding stock to issue shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. No preemptive rights are granted to holder of Preferred Stock.

     Of the authorized shares of Preferred Stock, the certificate of incorporation, as amended, authorizes the issuance of 1,200,000 shares of Series A Preferred Stock. The Preferred Stock provides for dividends at the annual rate of $.06 per share. No cash dividends or redemptions may be paid to any junior shares while any shares of such Preferred Stock are outstanding. Each share entitles the holder to one vote in all matters in which holders of Class A Stock may vote. Holders of such shares have preferences in liquidation with respect to holders of any junior securities. Holders have the right to convert their shares into Shares of Class A Stock upon the happening of certain events. Holders of Series A Preferred Stock have "piggy back" registration rights in the event a registration statement is filed with the Securities and Exchange Commission relating to an initial public offering of Class A Stock.

                                    PART II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Transactions
---------------------------------------------------------------------------

     There is no public trading market for any of the Registrant's securities, including the Registrant's Class A Voting Common Stock, par value $.01 per share (the "Class A Stock"). On June 30, 1997, the Class A Stock was held of record by 290 persons.

     Reference is made to the information contained in "Item 1. Description of Business," which is incorporated herein by reference. Prior to the merger, it is not anticipated that any public trading market for the Registrant's securities will develop. SSBC has advised the Registrant that if the merger is consummated, it does not anticipate that there will be any immediate development of a public trading market in its securities. If the merger is consummated, the Class A Stock of the surviving corporation that is received by the former shareholders of the Registrant will be "restricted securities" within the meaning of Rule 144 to the Securities Act of 1933 (the "Securities Act") and, accordingly, will only be able to be sold or transferred upon registration under the Securities Act, or upon compliance with a suitable exemption from such registration. SSBC has advised the Registrant that it believes that if the merger is completed, the basis for the future development of a public trading market in the Registrant's Class A Stock will have been created, and that the management of SSBC may, but will be under no obligation to, take actions to facilitate the development of a public trading market in the Class A Stock.

Item 2. Legal Proceedings
-------------------------

     No legal proceedings are pending to which the Registrant or any of its property is subject, nor to the knowledge of the Registrant are any other such legal proceedings threatened.

Item 3. Changes in and Disagreement With Accountants on Accounting and Financial Matters
----------------------------------------------------------------------

     None.

Item 4. Recent Sales of Unregistered Securities
-----------------------------------------------

     In October, 1996, it issued 602,500 shares of Class A stock to Mega Holding Corp. in consideration of $6,525.

Item 5. Indemnification of Directors and Officers
-------------------------------------------------

     The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of Delaware General Corporation Law.

     The Delaware General Corporation Law provides for the indemnification of the Registrant's officers, directors and corporate employees and agents under certain circumstances as follows:

    "INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote or stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation including (any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person."

     Article Ninth of the registrant's Certificate of Incorporation states:

     "NINTH. Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the Corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Corporation; or (4) a transaction from which the director derived an improper personal benefit."

     Article Eleventh of the registrant's Certificate of Incorporation states:

     "ELEVENTH. The Corporation shall indemnify all persons whom it may indemnify to the fullest extent allowed by the General Corporation Law of Delaware."

     Article IV of the registrant's bylaws states:

     "The Corporation will indemnify and hold harmless to the fullest extent authorized by the Delaware General Corporation Law, any Director, Officer, agent or employee of the Company, against all expense, liability and loss reasonably incurred or suffered by such person in connection with the Corporation."

McManus & Co., P.C. Certified Public Accountants
-------------------------------------------------------------------------------
188 Speedwell Avenue, Morris Plains, NJ 07950
Tel: 201-285-0012   Fax: 201-285-0939

350 5th Avenue, Suite 1423, New York, NY 10118


To the Board of Directors and Stockholders of Southern Security Financial Corporation:

     We have audited the accompanying balance sheet of Southern Security Financial Corporation as of June 30, 1997, and the related statements of operations, stockholders' equity, and cash flows for the period October 4, 1996 (date of inception) to June 30, 1997. These financial statements are the responsibility of Southern Security Financial Corporation management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Security Financial Corporation as of June 30, 1997, and the results of its operations, stockholders' equity, and their cash flows for the period then ended are in conformity with generally accepted accounting principles.




/s/McManus & Co. P.C.
---------------------
McManus & Co., P.C.
Certified Public Accountants
Morris Plains, New Jersey


July 16, 1997

                     SOUTHERN SECURITY FINANCIAL CORPORATION
                                 BALANCE SHEET
                                 JUNE 30, 1997



 ASSETS

        Current Assets:                                   $     --


        Other Assets:

          Organization Costs (Note 1)                         6,025

            Total Other Assets                                6,025
                                                           ---------
        Total Assets                                       $  6,025
                                                           =========
LIABILITIES AND STOCKHOLDERS' EQUITY


        Liabilities:                                       $    --
                                                           =========

        Stockholders' Equity:

          Preferred Stock - $.01 par  value
            Authorized 3,800,000 shares
            Issued -0-  shares                                  --
          Preferred Stock (Series A) - $.01 par value
            Authorized 1,200,000  shares
            Issued -0- shares                                   --
          Common Stock (Class A) - $.01 par value
            Authorized 30,000,000 shares
            Issued 602,500  shares                            6,025
          Common Stock (Class B) - $.01 par value
            Authorized 5,000,000 shares
            Issued -0- shares                                   --
          Paid In Capital                                       500
          Retained Earnings                                    (500)
                                                           ---------
            Total Stockholders' Equity                        6,025
                                                           ---------
        Total Liabilities and Stockholders' Equity         $  6,025
                                                           =========

                       See Notes to Financial Statements.

                    SOUTHERN SECURITY FINANCIAL CORPORATION
                            STATEMENT OF OPERATIONS
      FOR THE PERIOD OCTOBER 4, 1996 (Date of Inception) TO JUNE 30, 1997




      Revenues                                             $   --
                                                           ---------

      Expenses

        Accounting Fees                                         500

          Total Expenses                                        500
                                                            --------

      Net Earnings/(Loss)                                   $  (500)
                                                            ========

        Net Earnings/(Loss) Per Share:
          Weighted Average Number of Common Shares          602,500
          Net Earnings/(Loss)                             $ (0.0008)
                                                          ==========






                       See Notes to Financial Statements.

                    SOUTHERN SECURITY FINANCIAL CORPORATION
                            STATEMENT OF CASH FLOWS
      FOR THE PERIOD OCTOBER 4, 1996 (Date of Inception) TO JUNE 30, 1997




       Cash Flow from Operating Activities:
         Net Income/(Loss)                                  $  (500)

         Adjustments To Reconcile Net Income To Net
          Cash Provided/(Used)In Operating Activities            --

           Total Adjustments                                     --
                                                             -------
         Net Cash Provided/(Used) by Operating Activities      (500)
                                                             -------
       Cash Flow from Investing Activities:

           (Increase)/Decrease in Organization Expense       (6,025)
                                                             -------
         Net Cash Provided/(Used) by Investing Activities    (6,025)
                                                             -------
       Cash Flow from Financing Activities:

           Issuance of Common Stock                           6,525
                                                             -------
         Net Cash Provided/(Used) by Financing Activities     6,525
                                                             -------
       Net Increase/(Decrease) in Cash                          --

       Cash at the Beginning of the Period                      --

       Cash at the End of the Period                        $   --
                                                            ========

                    SOUTHERN SECURITY FINANCIAL CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
      FOR THE PERIOD OCTOBER 4, 1996 (Date of Inception) TO JUNE 30, 1997




                                   Common    Additional               Total
    October 4, 1996                Stock      Paid-In   Retained   Stockholders'
    (Date of Inception)          (Class A)    Capital   Earnings     Equity
    to June 30, 1997
                                 ---------   ---------- --------   -------------
    October 4, 1996
    (Date of Inception)           $   --      $   --    $   --      $   --

    Issuance of Common Stock        6,025         500       --        6,525

    Net Loss
    (Date of Inception to            --           --      (500)        (500)
    June 30, 1997

    Total Stockholders' Equity
    As of June 30, 1997          $  6,025     $   500  $  (500)    $  6,025
                                 =========    ======== ========    =========

                     SOUTHERN SECURITY FINANCIAL CORPORATION
                       NOTES TO THE FINANCIAL STATEMENTS

Note 1 - Basis of Presentation and Significant Accounting Policies:

     Southern Security Financial Corporation (the Company) incorporated as a Delaware corporation and commenced business on October 4, 1996. The Company was formed with the intent to negotiate a merger with a banking corporation based in Florida. Therefore, no revenues or expenses will be generated until the merger becomes effective.

A)  Income Taxes

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to the assets and liability method of accounting for income taxes. Timing differences exist between book income and tax income which relate primarily to the recognition of income.

B)  Net Earnings/(Loss) Per Common Share

     Net  earnings/(loss) per common share is computed by dividing net earnings/
(loss) by the weighted average number of shares of common stock outstanding during the period.

C) Organizational Costs

     Organizational costs are amortized using the straight-line method over a period of sixty (60) months. Amortization of these expenses will not occur until operations commence.


Note 2 - Common Stock:

 A)  Class A Shares

     At June 30, 1997, 602,500 shares of Class A Common Stock have been issued and are outstanding. The holders of these shares are considered to have voting rights where one share equals one vote. Additionally, this class of stock carries with it the right to receive dividends if the Board of Directors so chooses.

B)  Class B Shares

     At June 30, 1997, no shares of Class B Common Stock have been issued or are outstanding. The holders of these shares carry no voting rights, yet they have the right to receive dividends if the Board of Directors so chooses. Upon the occurrence of certain events, each share of Class B Common Stock is convertible into one share of Class A Common Stock.

Note 3 - Preferred Stock:

     In and among itself, the Preferred Stock carries with it no natural rights. The Preferred Stock, however, at the authorization of the Board of Directors, may be designated into one or more series. Upon designation, the Board of Directors will determine any and all rights that these series of Preferred Stock shall carry.

     At June 30, 1997, the Board of Directors has designated 1,200,000 shares of the Preferred Stock as Series A Preferred Stock. Holders of Series A Preferred Stock are considered to have voting rights where one share of stock equals one vote. The Series A Preferred Stock is entitled to cumulative dividends at the rate of $.06 per share. Holders of the Series A Preferred Stock will be entitled to additional dividends in the event the Board of Directors declares and pays dividends on the Company's Common Stock on the same basis as though the shares of Series A Preferred Stock had been converted into shares of Common Stock.

Note 4 - Related Party Transactions:

     Since inception, the Company has been sharing office space with its major shareholder, Mega Holding Corp. (Mega). Additionally, the Company maintains two of Mega's current employees as its own officers. Due to the nature of shell company operations, compensation due to Mega and its employees for these services are deemed immaterial and are therefore not accounted for in these financial statements.

                       SOUTHERN SECURITY BANK CORPORATION
                                 AND SUBSIDIARY


                          CONSOLIDATED FINANCIAL REPORT


                                DECEMBER 31, 1996

                            McCadrey & Pullen, L.L.P.
                  Certified Public Accountants and Consultants



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Southern Security Bank Corporation and Subsidiary
Boca Raton, Florida

     We have audited the accompanying consolidated balance sheet of Southern Security Bank Corporation and subsidiary as of December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended December 31, 1995, were audited by other auditors whose report, dated June 10, 1997, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Security Bank Corporation and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 14 to the financial statements, the Company entered into a written agreement with the Federal Reserve Bank ("FRB") which requires, among other things, that the Bank meet prescribed minimum capital requirements. Although the Bank met these capital requirements at December 31, 1996, the Bank's ability to meet the prescribed capital requirements in the future is uncertain. Failure to meet these requirements may result in one or more regulatory sanctions, including restricting as to the source of deposits and the appointment of a conservator. Management's plans concerning these matters are described in Note 14.


                                                   /s/McGadrey & Pullen, LLP


Fort Lauderdale, Florida

March 14, 1997, except for reference to prior auditor, as to which the date is June 10, 1997

                SOUTHERN SECURITY BANK CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995
                                     ASSETS

                                                  1996               1995
                                            --------------     ---------------

 Cash and due from banks (Note 2)           $   3,005,602      $    1,392,862

 Federal funds sold                             1,231,000           1,012,000
                                            --------------     ---------------

    Total cash and cash equivalents             4,236,602           2,404,862

 Securities held to maturity (Note 3)           2,108,882           1,644,863

 Securities available for sale (Note 3)         1,377,545           3,363,079

 Federal Reserve Bank stock, at cost               59,500              53,800

 Loans, net (Notes 4, 11 and 15)               11,414,773           9,343,107

 Premises and equipment (Note 5)                  430,275             439,156

 Other real estate owned                          489,804             489,804

 Accrued interest receivable                      106,715             130,654

 Other assets                                      96,896             198,209
                                            --------------     ---------------

                                            $  20,320,992      $   18,067,534
                                            ==============     ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         1996           1995
                                                    ------------   -------------

 Liabilities:
    Noninterest-bearing deposits                    $  5,847,168   $  3,615,650
    Interest-bearing deposits (Note 6)                12,409,035     12,820,529
                                                    -------------  -------------
               Total deposits                         18,256,203     16,436,179
    Securities sold under repurchase agreements          750,000
    Notes Payable (Note 8)                               250,000        250,000
    Other liabilities                                    305,805        349,778
                                                    -------------  -------------
               Total liabilities                      19,562,008     17,035,957
                                                    -------------  -------------

 Commitments and contingencies (Note 15)
 Minority interest in subsidiary                          37,816         45,800
                                                    -------------  -------------
 Stockholders' equity (Notes 3, 9, 10, and 13):
    Series A voting convertible preferred stock,
       $.01 par value; $1.50 liquidation value;
       1,200,000 shares authorized; issued and
       outstanding 1996 596,622 shares;
       1995 1,002,624 shares                               5,966         10,026
    Class A voting common stock, $.01 par value;
       20,000,000 1,644,988 shares authorized;
       issued and outstanding 1996 9,856,664
       shares; 1995 8,893,442 shares                      98,567         88,934
    Capital surplus                                    3,259,822      2,933,995
    Accumulated (deficit)                             (2,619,576)    (2,064,237)
                                                    -------------  -------------
                                                         744,779        968,718
    Unrealized gain (loss) on securities
       available for sale, net (Note 3)                  (23,611)        17,059
                                                    -------------  -------------
                      Total stockholders' equity         721,168        985,777
                                                    -------------  -------------
                                                    $ 20,320,992   $ 18,067,534
                                                    =============  =============


                 See Notes to Consolidated Financial Statements.

                SOUTHERN SECURITY BANK CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     Years Ended December 31, 1996 and 1995

                                                         1996           1995
                                                    -------------  -------------
 Interest income:
    Interest and fees on loans                      $ 1,077,786    $    883,351
    Interest and dividends on securities                280,152         158,756
    Interest on federal funds sold                       46,831         118,105
                                                    -------------- -------------
                                                      1,404,769       1,160,212
 Interest expense:
    Deposits                                            591,883         524,592
                                                    -------------- -------------

    Net interest income                                 812,886         635,620

 Provision for loan losses (Note 4)                       8,000
                                                    -------------- -------------

 Net interest income
    after provision for loan losses                     804,886         635,620
                                                    -------------- -------------

 Other income:
    Service charges on deposit accounts                  70,062          51,108
    Securities losses, net (Note 3)                      (6,697)
     Other                                               44,162          83,111
                                                    -------------- -------------
     Total other income                                 107,527         134,219
                                                    -------------- -------------

 Other expenses:
    Salaries and employee benefits                      685,646         701,575
    Occupancy and equipment                             333,710         367,838
    Other                                               454,877         427,890
                                                    -------------- -------------

    Total other expenses                              1,474,233       1,497,303
                                                    -------------- -------------

    Net (loss) before minority interest in
        net income of subsidiary                       (561,820)       (727,464)
 Minority interest in net income of subsidiary            6,481          13,332
                                                    -------------- -------------

               Net (loss)                           $  (555,339)   $   (714,132)
                                                    ============== =============




                 See Notes to Consolidated Financial Statements.

                SOUTHERN SECURITY BANK CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years Ended December 31, 1996 and 1995


                         Unrealized

                         Gain (Loss)

                        on Securities
                                   Preferred  Stock       Common Stock
Paid-In     Accumulated    Available for
                                   ----------------       ------------
                                   Shares     Amount    Shares    Amount
Capital      (Deficit)        Sale, Net       Total
                                 ---------- ---------  --------- ---------
-----------  -------------    ----------    -----------
    Balance, December 31, 1994     624,264  $  6,243   7,632,244 $ 76,322
$2,004,490   $ (1,350,105)    $  (8,461)    $  728,489
  Net (loss)                            -         -           -        -
   -        (714,132)           -        (714,132)
  Issuance of stock in
    private placements             378,360     3,783   1,261,198   12,612
929,505             -             -         945,900
  Net change in unrealized
    gain (loss) on securities
    available-for-sale (Note 3)         -         -           -        -
   -              -         25,520         25,520
                                 ---------- ---------  --------- ---------
-----------  -------------    ----------    -----------
Balance, December 31, 1995       1,002,624  $ 10,026   8,893,442 $ 88,934
$2,933,995   $ (2,064,237)    $  17,059     $  985,777
  Net (loss)                            -         -           -        -
   -        (555,339)           -        (555,339)
    Issuance of stock in
      private placements            29,558       296     527,662    5,277
325,827             -             -         331,400
    Conversion of preferred
      stock (Note 9)              (435,560)   (4,356)    435,560    4,356
   -              -             -               -
    Net change in unrealized
      gain (loss) on securities
      available-for-sale (Note 3)       -         -           -        -
   -              -        (40,670)       (40,670)
                                 ---------- ---------  --------- ---------
-----------  -------------    ----------    -----------
 Balance, December 31, 1996        596,622  $  5,966   9,856,664 $ 98,567
$3,259,822   $ (2,619,576)    $  (23,611)   $  721,168
                                 ========== =========  ========= =========
===========  =============    ===========   ===========

                 See Notes to Consolidated Financial Statements.

                SOUTHERN SECURITY BANK CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1996 and 1995


                                                           1996         1995
                                                     ------------- -------------
 Cash Flows From Operating Activities
    Net (loss)                                       $   (555,339) $   (714,132)
    Adjustments to reconcile net (loss)
      to net cash provided by operating activities:
       Net (accretion) on securities                       (1,931)       (4,126)
       Provision for loan losses                            8,000
       Depreciation and amortization                       65,254        58,707
       Securities losses, net                               6,697
       Minority interest in net income of subsidiary       (6,481)      (13,332)
       Decrease (increase) in
         Accrued interest receivable                       23,939       (70,230)
         Other assets                                      21,105        54,983
       Increase in other liabilities                       36,235       147,155
                                                      ------------ -------------
    Net cash (used in operating activities               (402,521)     (540,975)
                                                      ------------ -------------

 Cash Flows From Investing Activities
    Net cash flows from securities (Note 16)            1,474,576    (3,411,905)
    Purchase of Federal Reserve Bank stock                 (5,700)      (16,400)
    Loan originations and principal
       collections on loans                              (289,132)   (1,918,981)
    Purchases of loans                                 (1,790,534)
    Purchase of premises and equipment                    (56,373)      (57,374)
    Proceeds from sale of other real estate owned                       206,065
                                                      ------------ -------------
    Net cash (used in) investing activities              (667,163)   (5,198,595)
                                                      ------------ -------------

 Cash Flows From Financing Activities
    Proceeds from notes payable                           750,000
    Net increase in deposits                            1,820,024     5,753,170
    Proceeds from issuance of stock                       331,400       945,900
                                                      ------------ -------------
    Net cash provided by financing activities           2,901,424     6,699,070
                                                      ------------ -------------

    Increase in cash and cash equivalents               1,831,740       959,500
 Cash and cash equivalents
    Beginning                                           2,404,862     1,445,362
                                                      ------------ -------------
    Ending                                          $   4,236,602  $  2,404,862
                                                    =============  =============

                 See Notes to Consolidated Financial Statements.

               SOUTHERN SECURITY BANK CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

     Description of business: Southern Security Bank Corporation (the "Corp.") provides a full range of banking services to individual and corporate customers in Southeast Florida through its subsidiary bank.

     Basis of presentation: The financial statements of the Corp. and its subsidiary have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry. In preparing the financial statements, the Corp.'s management is required to make estimates and assumptions which significantly affect the amounts reported in the financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and the fair value of securities. Actual results could differ from those estimates.

     Principles of consolidation: The accompanying consolidated financial statements include the accounts of Southern Security Bank Corporation and its majority-owned subsidiary, Southern Security Bank of Hollywood (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Cash and cash flows: Cash and cash equivalents includes cash and due from banks, and federal funds sold. For purposes of reporting cash flows, loans and deposits are reported net.

     Securities held to maturity: Debt securities for which the Bank has both the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income.

     In November 1995, the FASB issued a Special Report on implementation of SFAS No. 115. The Special Report included a transition provision which permitted all entities to reassess the appropriateness of securities classifications and permitted the transfer of securities between classifications by December 31, 1995. On December 28, 1995, $1.2 million of securities held to maturity with aggregate unrealized losses of $2,600 were transferred to securities available for sale.

     Securities available for sale: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

     Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of stockholders' equity, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over the contractual lives of the applicable securities are included in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

     Declines in the fair value of individual securities classified as either held to maturity or available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

     Loans: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, net of unearned discount, net of loan origination fees and costs, and an allowance for loan losses.

     Loan origination and commitment fees and certain direct loan origination costs are being deferred and recognized over the expected life of the related loan as an adjustment of yield. The Bank is generally amortizing these amounts over the contractual life. Commitment fees based upon a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

     Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest income is recognized on those loans only upon receipt.

     A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

     Premises  and  equipment:  Premises and  equipment  are stated at cost less
accumulated   depreciation.   Depreciation   is  computed   principally  by  the
straight-line methods over the following estimated useful lives:

                                                                Years
                                                            ---------------
 Leasehold improvements                                         5 - 10
 Furniture and equipment                                        3 - 12

     Other real estate owned: Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Corp. has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure (cost). Initial valuation adjustments, if any, are charged against the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated cost to dispose are recorded as necessary. Revenues and expenses related to holding and operating these properties are included in operations.

     Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Current accounting development: The Financial Accounting Standards Board has issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, which becomes effective for certain transactions occurring after December 31, 1996 and for other transactions occurring after December 31, 1997. The Statement does not permit earlier or retroactive application. The Statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The Statement also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

     The Statement requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the Statement requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

     Management   does  not  believe  the   application   of  the  Statement  to
transactions of the Bank that have been typical in the past will materially affect the Bank's financial position and results of operations.

 Note 2. Restrictions on Cash and Due From Banks

     The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. Required reserve balances were completely satisfied by cash on hand at December 31, 1996 and 1995.

 Note 3.     Investment Securities

     Securities held to maturity: The amortized cost and fair values of securities held to maturity as of December 31, 1996 and 1995 are summarized as follows:

                                                   1996
                             ----------------------------------------------
                                             Gross      Gross
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains       Losses     Values
                             -----------   --------  ---------- -----------

 U. S. Government
  corporations and agencies  $ 1,399,327   $         $ (22,708) $ 1,376,619
 Mortgage-backed securities      709,555      7,518                 717,073
                             -----------   --------  ---------- -----------
                             $ 2,108,882   $  7,518  $ (22,708) $ 2,093,692
                             ===========   ========  ========== ===========

                                                   1995
                             -------------------------------------------------
                                            Gross       Gross
                               Amortized  Unrealized Unrealized       Fair
                                 Cost       Gains      Losses        Values
                             -----------   --------  ----------    -----------
 U. S. Government
 corporations and agencies   $ 1,401,641   $  6,732  $    (937)    $ 1,407,436
 Mortgage-backed securities      243,222      4,720                    247,942
                             -----------   --------  ----------    -----------
                             $ 1,644,863   $ 11,452  $    (937)    $ 1,655,378
                             ===========   ========  ==========    ===========

     The amortized cost and fair values of securities held to maturity at December 31, 1996, by contractual maturity, are shown below.

                                                  Amortized          Fair
                                                    Cost            Values
                                               ------------    -------------
 Due after five years through ten years        $    899,327    $     887,089
 Due after ten years                                500,000          489,530
 Mortgage-backed securities                         709,555          717,073
                                               ------------    -------------
                                               $  2,108,882    $   2,093,692
                                               ============    =============


     Gross losses of $1,453 were recognized on securities held to maturity in the year ended December 31, 1996 as a result of the disposition of a security that was called by the maker.

     Securities held to maturity with a carrying amount of approximately $475,000 and $402,000 at December 31, 1996 and 1995, respectively, were pledged as collateral on trustee deposits and repurchase agreements.

     Securities available for sale: The amortized cost and fair values of securities available for sale as of December 31, 1996 and 1995 are summarized as follows.

                                                   1996
                             -------------------------------------------------
                                            Gross       Gross
                               Amortized  Unrealized Unrealized       Fair
                                 Cost       Gains      Losses        Values
                             -----------   --------  ----------    -----------


Mortgage-backed securities   $ 1,390,201   $  2,852  $ (15,508)    $ 1,377,545
                             ===========   ========  ==========    ===========

                                                   1995
                             -------------------------------------------------
                                            Gross       Gross
                               Amortized  Unrealized Unrealized       Fair
                                 Cost       Gains      Losses        Values
                             -----------   --------  ----------    -----------

U. S. Government
  corporations and agencies  $ 1,690,860   $         $ (12,795)    $ 1,678,065
 Mortgage-backed securities    1,654,475     31,594     (1,055)      1,685,014
                             -----------   --------  ----------    -----------
                             $ 3,345,335   $ 31,594  $ (13,850)    $ 3,363,079
                             ===========   ========  ==========    ===========

     Contractual maturities of mortgage-backed securities available for sale are not disclosed because borrowers have the right to call or repay obligations with or without call or repayment penalties.

     Gross realized losses from the sale of securities available for sale for the year ended December 31, 1996 were $5,244. No securities available for sale were sold in the year ended December 31, 1995.

     Securities available for sale with a carrying amount of approximately $715,000 and $250,000 at December 31, 1996 and 1995, respectively, were pledged as collateral on trustee deposits and for repurchase agreements.

     Changes in the unrealized loss on securities available for sale are as follows:

                                                 Years Ended December 31,
                                                 ------------------------
                                                   1996            1995
                                                 ------------------------
Balance, beginning                             $  17,059       $  (8,461)
 Net change in unrealized gains
  (losses) during the year                       (42,373)         26,712
 Amortization of unrealized loss on
  security transferred to held to maturity           145
 Allocation of changes to minority
  interest in subsidiary                           1,558          (1,192)
                                               ----------      ----------
 Balance, ending                               $ (23,611)      $  17,059
                                               ==========      ==========


 Note 4.  Loans

     The composition of net loans as of December 31, 1996 and 1995 is as follows:

                                               1996                1995
                                         --------------       -------------
 Commercial                              $   3,641,451        $  2,734,280
 Commercial real estate                      3,342,084           1,815,355
 Residential real estate                     3,627,871           3,183,972
 Consumer                                      915,062           1,745,659
 Other                                          57,953              19,990
                                         --------------       -------------
                                            11,584,421           9,499,256
                                         --------------       -------------
Allowance for loan losses                     (196,140)           (182,832)
      Deferred loan costs, net                  26,492              26,683
                                         --------------       -------------
 Loans, net                              $  11,414,773        $  9,343,107
                                         ==============       =============

     Activity in the allowance for loan losses for the years ended December 31, 1996 and 1995 was as follows:

                                                1996                 1995
                                          -------------         ------------
 Balance, beginning                       $    182,832          $   168,767
 Provision for loan losses                       8,000
 Recoveries of amounts charged off              10,634               14,065
 Amounts charged off                            (5,326)
                                          -------------         ------------
 Balance, ending                          $    196,140          $   182,832
                                          =============         ============

     The Bank's recorded investment in impaired loans was $56,124 and none at December 31, 1996 and 1995, respectively. The specific SFAS No. 114 allowance associated with impaired loans, and included in the allowance for loan losses, at December 31, 1996 was $24,073. The average recorded investment in impaired loans during 1996 and 1995 was $45,000 and $50,000, respectively. Interest income on impaired loans, recognized for cash payments received in 1996 and 1995, was not significant.


Note 5. Premises and Equipment

     The major classes of premises and equipment and the total accumulated depreciation as of December 31, 1996 and 1995 are as follows:

                                                         1996           1995
                                                    ------------    ------------
 Leasehold improvements                             $   675,332     $   671,007

 Furniture, fixtures, and equipment                     536,105         578,937
                                                    ------------    ------------
                                                      1,211,437       1,249,944

 Less accumulated depreciation and amortization         781,162         810,788
                                                    ------------    ------------
                                                    $   430,275     $   439,156
                                                    ============    ============


 Note 6. Deposits

     The composition of interest-bearing deposits at December 31, 1996 and 1995 is as follows:

                                                      1996              1995

                                                 -------------     -------------
 Now accounts                                    $  1,167,277      $  1,220,545
 Money markets                                      3,584,884         3,400,278
 Savings accounts                                     363,789           297,727
 Certificates of deposit less than $100,000         5,203,073         5,801,979
 Certificates of deposit of $100,000 or more        2,090,012         2,100,000
                                                 -------------     -------------
    Total                                        $ 12,409,035      $ 12,820,529
                                                 =============     =============

     At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

 Years ending December 31,
 -------------------------
 1997                                               $  6,358,240

 1998                                                    928,845

 2001                                                      6,000
                                                    -------------
                                                    $  7,293,085
                                                    =============

 Note 7.     Income Taxes

     The net cumulative tax effects of the primary temporary differences as of December 31, 1996 and 1995 are shown in the following table:

                                                            1996          1995

                                                      ------------- ------------
 Deferred tax assets:
    Allowances for loan losses                        $             $     1,800
    Other real estate owned writedowns                      25,200       25,200
    Premises and equipment                                  47,900       49,600
    Net operating loss carryforward                      2,568,900    2,382,700
    Accrual to cash conversion for income taxes             40,100        8,000
    Unrealized loss on securities available for sale         4,800
    Other                                                    2,300        2,300
                                                      ------------- ------------
               Total deferred tax assets                 2,689,200    2,469,600
                                                      ------------- ------------
 Deferred tax liabilities:
    Allowances for loan losses                              (6,800)
    Deferred loan costs                                     (9,900)     (10,000)
    Unrealized gain on securities available for sale                     (6,700)
                                                      ------------- ------------
                Total deferred tax liabilities             (16,700)     (16,700)
                                                      ------------- ------------
                                                         2,672,500    2,452,900
 Valuation allowance for deferred tax assets            (2,672,500)  (2,452,900)
                                                      ------------- ------------
               Net deferred tax assets                $             $
                                                      ============  ============

     The Corp. has recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the years ended December 31, 1996 and 1995, because of the net operating losses available for carryforward.

     The  Bank  has   available   federal  net  operating   loss   carryforwards
approximating the following at December 31, 1996:

 Expiring December 31,
 ---------------------                                   -------------
 2002                                                    $     143,000
 2003                                                          998,000
 2004                                                          500,000
 2005                                                          759,000
 2006                                                          526,000
 2007                                                          935,000
 2008                                                          905,000
 2009                                                          872,000
 2010                                                          898,000
 2011                                                          313,000
                                                         -------------
                                                         $   6,849,000
                                                         =============


 Note 8.  Notes Payable

     The Corp. has an unsecured note payable to a trust affiliated with a shareholder in the amount of $100,000 at December 31, 1996. The note is due June 30, 1997 and interest is payable quarterly at 8.0%. The due date of the note is automatically extended for additional periods of six months at each due date unless the lender provides 30 days notice of its intent not to permit additional extensions.

     The Corp. also has unsecured notes payable to two directors and officers in the total amount of $150,000 at December 31, 1996. The notes are due on demand and are noninterest bearing.

 Note 9.  Preferred Stock

     The Series A preferred stock is convertible into common stock on a share-for-share basis upon the occurrence of certain events. Dividends are payable quarterly, when declared by the Board of Directors, on the Series A preferred stock at an annual rate of $.05 per share. Accumulated but unpaid dividends for any past quarterly dividend periods will be cumulative and accrue without interest. No dividends may be declared or paid on common stock of the Corp. and no common stock shall be redeemed until all dividends in arrears on the Series A preferred stock have been paid. In addition, holders of Series A preferred stock shall also receive a dividend any time a dividend is declared on the Class A common stock generally on a share for share basis. No dividends have been declared on the Series A preferred stock since the inception of the Corp. Accrued but unpaid dividends at December 31, 1996 and 1995 totaled approximately $120,000 and $70,000, respectively.

     Shares of Series A preferred stock may be either converted to Class A common stock, generally on a share for share basis, or redeemed at a price of $1.50 per share plus the amount of any dividends in arrears, in the event the Corp. files a registration statement. Shares of Series A preferred stock may be redeemed at a price of $1.50 per share plus the amount of any dividends in arrears, in the event the Company (1) merges with another company and does not remain as the continuing corporation, (2) sells or transfers all or substantially all of its assets to another corporation, or (3) the Company is liquidated, dissolved or otherwise winds up its business. In the event of a stock split, reverse stock split or stock dividend resulting in an increase or decrease in the number of shares of common stock outstanding, the conversion price of the Series A preferred stock shall be correspondingly increased or decreased proportionately.

     In addition, 5 million shares of Class B nonvoting convertible common stock have been authorized by the Corp. No such shares have been issued and none were outstanding at either December 31, 1996 or 1995.

 Note 10. Stock Options

     Under the Incentive Stock Option Plan (the "Plan") adopted by the Bank in 1988, the Bank is authorized to grant options for the purchase of up to 20% of the outstanding common shares of the Bank, or 380,000 shares at December 31, 1996. All directors, officers and employees of the Bank are eligible to receive options to purchase shares of common stock at the fair value of the stock at the date of grant, but in no event may the price be less than the par value of such stock. The Plan expires March 19, 1998 and no additional options may be granted after that date under the Plan. The weighted-average remaining life of options outstanding at December 31, 1996 and 1995 is 6.9 years and 7.5 years, respectively.

     A summary of the options for the purchase of common stock of the Bank outstanding as of December 31, 1996 and 1995, and changes during the years then ended is presented below. The fair value of each option grant is estimated on the date of grant using the present value with the following weighted-average assumptions used for grants in 1996 and 1995: risk-free interest rates of 7 percent and expected lives of 6 years for 1996 and 7 years for 1995.

                                              1996               1995
                                    --------------------------------------------
                                             Weighted-            Weighted-
                                              Average              Average
                                    Shares Exercise Price  Shares Exercise Price
                                    --------------------------------------------
Outstanding at beginning of year    193,930  $  1.00        3,130   $  1.00
Granted                             137,760     1.00      194,520      1.00
Exercised
Forfeited                           (12,000)               (3,720)
                                    --------              --------
Outstanding at end of year          319,690     1.00      193,930      1.00
                                    ========              ========
Options exercisable at year-end     319,690     1.00      193,930      1.00
                                    ========              ========
Weighted-average fair value of
    options granted during the year           $ 0.09                 $ 0.10

     In addition to the plan discussed above, the Corp. has granted stock options for the purchase of shares of common stock of the Company to directors of the Company under various compensation agreements and actions of the Board of Directors, representing a majority of the shareholders. All options for the purchase of common stock of the Corp. expire 10 years from the date of issue. The weighted-average remaining life of options outstanding at December 31, 1996 and 1995 was 7.6 years and 8.6 years, respectively.

     A summary of the options for the purchase of common stock of the Corp. outstanding as of December 31, 1996 and 1995, and changes during the years then ended is presented below. The fair value of each option grant is estimated on the date of grant using the present value with the following weighted-average assumptions used for grants in 1996 and 1995: risk-free interest rates of 7 percent and expected lives of 9 years for both years.

                                              1996               1995
                                  ----------------------------------------------
                                              Weighted-            Weighted-
                                              Average               Average
                                    Shares Exercise Price  Shares Exercise Price

                                  ----------------------------------------------
Outstanding at beginning of year  1,898,402  $   0.09    1,628,000  $    0.08
Granted                             103,000      0.09      270,402       0.09
Exercised
Forfeited
                                  ---------              ---------
Outstanding at end of year        2,001,402      0.09    1,898,402       0.09
                                  =========              =========
Options exercisable at year-end   2,001,402      0.09    1,774,949       0.09
                                  ==========             ==========
Weighted-average fair value of
 options granted during the year               $ 0.04                  $ 0.04

     The Corp. and its subsidiary apply APB Opinion 25 and related Interpretations in accounting for their plans. Accordingly, no compensation cost has been recognized for the stock options discussed above. Had compensation cost for the Corp.'s stock options been determined based on the fair value at the grant dates for awards under those plans, the Corp.'s net loss for the years ended December 31, 1996 and 1995 would have increased by approximately $16,000 and $30,000, respectively.

 Note 11.  Related-Party Transactions

     The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). Aggregate loans to, or guaranteed by, these related parties totaled approximately $705,000 and $836,000 at December 31, 1996 and 1995, respectively.

 Note 12.  Leases

     The Bank leases its facilities under a noncancelable agreement which expires December 31, 2003, with one ten-year renewal option. The approximate future minimum lease payments, as reduced by minimum sublease income, under this lease as of December 31, 1996, are as follows:

 Years ending December 31                                        Amount
 ------------------------                                  -------------
 1997                                                      $    232,016
 1998                                                           268,650
 1999                                                           294,735
 2000                                                           303,577
 2001                                                           312,684
Thereafter                                                      653,792
                                                           -------------
      Total minimum lease payments                         $  2,065,454
                                                           =============

     Total lease expense for the years ended December 31, 1996 and 1995 approximated $226,900 and $203,600, respectively, net of sublease income of approximately $40,600 and $58,700, respectively, and is included in occupancy and equipment expense in the accompanying consolidated statements of income.

 Note 13. Restrictions on Retained Earnings and Regulatory Capital Requirements

     The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, no retained earnings were available for dividend declaration without regulatory approval.

     The Bank is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions - by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all defined in the regulations). Management believes the Bank meets all capital adequacy requirements to which it is subject as of December 31, 1996.

     As of December 31, 1996, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

Note 13. Restrictions on Retained Earnings and Regulatory Capital Requirements (Continued)

     The Bank's actual capital amounts and ratios are also presented in the table below:

 To Be Well Capitalized
                                                              For Capital
Under Prompt Corrective
                                         Actual            Adequacy Purposes
   Action Provisions
                                   -------------------     ------------------
  --------------------

 ---------------------------
 As of December 31, 1996:
    Total Capital (to
       Risk-Weighted Assets)       $  1,238,319  11.2%     $    881,360  8.0%
  $  1,101,700   10.0%
    Tier I Capital (to
       Risk-Weighted Assets)       $  1,099,885  10.0%     $    440,680  4.0%
  $    661,020    6.0%
    Tier I Capital (to
       Average Assets)             $  1,099,885   6.6%     $    670,440  4.0%
  $    838,050    5.0%

 As of December 31, 1995:
    Total Capital (to
       Risk-Weighted Assets)       $  1,303,647  13.7%     $    763,775  8.0%
  $    954,719   10.0%
    Tier I Capital (to
       Risk-Weighted Assets)       $  1,183,523  12.4%     $    381,888  4.0%
  $    572,832    6.0%
    Tier I Capital (to
       Average Assets)             $  1,183,523   6.7%     $    710,440  4.0%
  $    888,050    5.0%



 Note 14.    Regulatory Matters and Going Concern Considerations

On  April  13,  1995,  the  Company  entered  into  a  written   agreement  (the
"Agreement") with the Federal Reserve Bank of Atlanta (the "FRB"). Among other items, the written agreement:

a. Prohibits the declaration or payment of dividends by the Corp. without the prior written approval of the FRB;

b. Requires the Corp. to submit a written plan to maintain an adequate capital position which, at a minimum, addresses and considers (i) current and future capital requirements of the Bank, including the maintenance of adequate capital ratios, (ii) the volume of the Bank's adversely classified assets, (iii) the Bank's anticipated level of earnings, and (iv) the source and timing of additional funds that may be necessary to fulfill future capital requirements;

c. Prohibits any additional borrowings by the Corp., or any payments on existing debt of the Company, without the prior written approval of the FRB;

d. Prohibits the Corp. from entering into new financial transactions, or amending the terms of existing agreements, with related parties, without the prior written approval of the FRB; and,

e. Prohibits the Corp. from entering into any transaction with the Bank without the prior written approval of the FRB.

     On March 17, 1992, the Bank entered into a written agreement (the "Agreement") with the Federal Reserve Bank of Atlanta (the "FRB") and the State of Florida Department of Banking and Finance (the "Department"). In addition to requiring the Bank to implement certain operating administrative policy and procedure changes, the written agreement:

a. Prohibits the declaration or payment of dividends by the Bank without the prior written approval of the FRB and the Department;

b. Requires the Bank to submit a written plan to maintain an adequate capital position which, at a minimum, addresses and considers (a) current and future capital requirements including the maintenance of minimum capital ratios, (b) the volume of adversely classified assets, (c) the Bank's anticipated level of retained earnings, and (d) the source and timing of additional funds that fulfill future capital requirements;

c. Requires that, in the event the Bank's leverage ratio falls below 6.25%, the Bank notify the FRB and the Department about the capital deficiency and submit a written statement detailing the steps to be taken to increase the leverage ratio; and,

d. Requires the Bank to maintain at all times an allowance for loan losses not less than 1.53% of total loans.

     The accompanying financial statements have been prepared assuming that the Corp. will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Corp. incurred net losses of $555,339 and $714,132 during the years ended December 31, 1996 and 1995, respectively. Although the Bank met the minimum regulatory capital requirements prescribed by the Federal Reserve Board, Federal Deposit Insurance Corporation, and the State of Florida Department of Banking and Finance at December 31, 1996, the Bank's ability to meet the prescribed capital requirements in the future is uncertain. Failure to meet these capital requirements may result in one or more regulatory sanctions, including restrictions as to the source of deposits and the appointment of a conservator. In the Corp.'s written plan submitted to the FRB, as well as the Bank's written plan submitted to the FRB and the State of Florida Department of Banking and Finance, management has indicated that it intends to raise additional capital through the sale of common stock. It is the opinion of management that the future of the Corp. is dependent on additional capital to be raised through this sale of additional common stock. There can be no assurance that such sale can be accomplished. The financial statements do not include the adjustments, if any (such as those related to the recovery of reported asset amounts), that might result from the outcome of this uncertainty.

 Note 15. Commitments and Contingencies

     Financial instruments with off-balance-sheet risk: The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business, to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     These commitments were as follows at December 31, 1996 and 1995:

                                             1996              1995
                                        --------------     -------------
 Commitments to extend credit           $    1,536,353     $   1,391,395
 Standby letters of credit                      58,632
                                       ---------------     -------------
                                        $    1,594,985     $   1,391,395
                                        ==============     =============

     Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment, and residential and commercial real estate.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, construction bonding, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The collateral varies but may include accounts receivable, inventory, property, plant and equipment, and residential and commercial real estate.

     Contingencies: In the normal course of business, the bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.

     In addition, the Corp. has executed employment agreements with two individuals who are both officers and directors of the Company. Under the terms of the employment agreements, the Corp. has agreed to pay base salaries and certain other benefits and compensation to the two officers. The actual amounts paid through December 31, 1996 are less than the amount contractually due under the employment agreements by approximately $385,000. The two individuals have voluntarily agreed not to demand the payment of such additional amounts due to them until such time, if ever, that certain conditions are met.

     The employment agreements also include provisions requiring the payment of certain amounts upon the occurrence of certain events leading to the termination of employment such as a change in control of the Corp., death or disability.

     Financial instruments with concentration of credit risk: The Bank makes commercial, residential and consumer loans to customers primarily in Southeast Florida. A substantial portion of its debtors' abilities to honor their contracts is dependent upon the local economy. The economy of the Bank's primary market area is not heavily dependent on any individual economic sector.

     Interest rate risk: The Bank assumes interest rate risk as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to manage interest rate risk. However, borrowers with fixed-rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to manage interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.


 Note 16.    Additional Cash Flow Information

                                              Years Ended December 31,
                                        --------------------------------
                                              1996               1995
                                        -------------      -------------
 Cash flows from securities:
    Securities available for sale:
       Sales                            $  1,173,016      $
       Maturities and paydowns               252,964            551,155
       Purchases                                             (2,317,981)
    Securities held to maturity:
       Maturities and paydowns               447,846            555,751
       Purchases                            (399,250)        (2,200,830)
                                        -------------     --------------
                                        $  1,474,576      $  (3,411,905)
                                        =============     ==============

 Supplemental disclosures of
   cash flow information:
     Cash payments for interest         $    632,532      $     524,592
                                        =============     ==============

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                     SOUTHERN SECURITY FINANCIAL CORPORATION
                                        (Registrant)


Date: November 7, 1997                          By:  /s/Nancy Montanaro
                                                    -------------------
                                                    Nancy Montanaro,
                                                    President and Principal
                                                    Executive Officer and
                                                    Principal Financial Officer




     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities on the date(s).

/s/Nancy Montanaro
- -----------------                      Director              November 7, 1997
Nancy Montanaro

/s/ Silvio Codispoti
- --------------------                   Director              November 7, 1997
Silvio Codispoti

                                    Exhibits

         Exhibit List

     3.1     Certificate of Incorporation (2)

     3.2     Amendment to Certificate of Incorporation (2)

     3.3     Bylaws (2)

     4.1     Specimen Class A Common Stock Certificate (1)

    10.1     Pro-forma merger agreement with Southern Security Bank Corporation

    27       Financial Data Schedule

    -----------------------
    1. To be supplied by amendment
    2. Previously submitted